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                                                                   Exhibit 3.2
                         FORM OF THE WHITE HOUSE, INC.

                             ARTICLES OF AMENDMENT


         The White House, Inc., having its principal office at 6711 Baymeadow Drive, Suite A, Glen Burnie, Maryland 21060 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Upon the effectiveness of these Articles of Amendment ("Effective Time"), each three and one quarter (3.25) shares of Class A Common Stock heretofore outstanding shall be automatically converted into one share of Class A Common Stock, par value $.01 per share and cash in lieu of fractional shares at the rate of $12.00 per share and each three and one quarter (3.25) shares of Class C Common Stock heretofore outstanding shall be automatically converted into one share of Class C Common Stock, par value $.01 per share and cash in lieu of fractional shares at the rate of $12.00 per share ("Reverse Stock Split"). Each stock certificate that prior to the Effective Time represented shares of Class A Common Stock or Class C Common Stock shall, following the Effective Time, represent the number of shares of Class A Common Stock or Class C Common Stock into which the shares of Class A Common Stock or Class C Common Stock shall be combined.

         After the Effective Time, each holder of record of shares of Class A Common Stock and Class C Common Stock shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Class A Common Stock or Class C Common Stock, as applicable, held by such holder immediately prior to the Effective Time at the office of the transfer agent of the Corporation in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of the Corporation, a new certificate or certificates representing the number of shares of Class A Common Stock or Class C Common Stock, as applicable, of which such record owner is entitled after giving effect to the Reverse Stock Split. The Reverse Stock Split will be deemed to occur at the Effective Time, regardless of when the certificates are surrendered.


         SECOND: The amendment of the charter of the Corporation herein made was recommended and advised by the board of directors of the Corporation by a unanimous vote at a meeting duly called at which all directors were present and was approved by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon at a meeting duly called.


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         IN WITNESS WHEREOF, The White House, Inc. has caused these Articles to be signed in its name and on its behalf by its President and Chief Executive Officer, Richard D. Sarmiento and attested by its Secretary, __________________, as of the ___ day of _________, 2003

         THE UNDERSIGNED, President and Chief Executive Officer of The White House, Inc., acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.


ATTEST:                                         THE WHITE HOUSE, INC.



________________________________       By:__________________________(SEAL)
______________________, Secretary         Richard D. Sarmiento
                                          President and Chief Executive Officer



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